As filed with the Securities and Exchange Commission on February 10, 2005

Registration No. 333-122215

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE DIRECTV GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	52-1106564
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

2250 East Imperial Highway El Segundo, California 90245 (310) 964-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Bruce B. Churchill Executive Vice President and Chief Financial Officer The DIRECTV Group, Inc. 1211 Avenue of the Americas, 6th Floor New York, New York 10036 (212) 462-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of communications to:

Alexander D. Lynch Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Larry D. Hunter Executive Vice President, General Counsel and Secretary The DIRECTV Group, Inc. 2250 East Imperial Highway El Segundo, California 90245 (310) 964-5000	James E. O’Bannon Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939	William F. Gorin Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement, other than the underwriting discount. All amounts, except the SEC registration fees and the National Association of Securities Dealers, Inc. (“NASD”) filing fee, are estimated. All amounts will be paid by the Registrant (other than underwriting discounts and commissions).

SEC registration fee	$239,862.60
NASD filing fee	75,500.60
Printing, engraving and postage fees	100,000.00
Legal fees and expenses	770,000.00
Accounting fees and expenses	100,000.00
Miscellaneous	4,636.80

Total	$1,290,000.00

* To be provided by amendment.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Generally, Section 145 of the General Corporation Law of the State of Delaware (the “GCL”) permits a corporation to indemnify any person made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

Article IX, Section 1 of our Amended and Restated Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by law, provided, however, that, except for proceedings to enforce rights to indemnification, we shall not be obligated to indemnify any director or officer in connection with a proceeding unless such proceeding was authorized or consented to by the Board of Directors.

Article VIII, Section 1 of our Amended and Restated By-Laws provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that such person is or was a director or officer, or is or was a director or officer serving at our request as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Such indemnification is subject to Article VIII, Section 3, pursuant to which indemnification shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances, based on a determination of whether that person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our interests. Such indemnification is also subject to Article VIII, Section 11, under which we shall not be obligated to indemnify any director or officer in connection with a proceeding unless such proceeding was authorized or consented to by our Board.

Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director’s liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article IX, Section 2 of our Amended and Restated Certificate of Incorporation provides for such limitation, provided that it does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Our directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capacities and against which we may not indemnify them.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Exhibit Description

1.1	The Form of Underwriting Agreement will be filed as an exhibit to a Current Report of the Registrant and incorporated in this Registration Statement by reference.

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 22, 2003 (the “Form 8-K”)).

3.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 99.3 to the Form 8-K).

4.1	Instruments Defining the Rights of Common Stockholders (included in Exhibits 3.1 and 3.2).

*5.1	Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature pages).

*	Previously filed.

ITEM 17.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 10th day of February, 2005.

THE DIRECTV GROUP, INC.

By:	*
	Name: Title:	Bruce B. Churchill Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by persons in the capacities and on the dates indicated.

Signature	Title	Date

* K. Rupert Murdoch	Chairman of the Board of Directors	February 10, 2005

* Chase Carey	President and Chief Executive Officer and a Director (Principal Executive Officer)	February 10, 2005

* Bruce B. Churchill	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 10, 2005

* Patrick T. Doyle	Senior Vice President, Controller, Treasurer and Chief Accounting Officer (Principal Accounting Officer)	February 10, 2005

* Neil R. Austrian	Director	February 10, 2005

* Ralph F. Boyd, Jr.	Director	February 10, 2005

* Peter Chernin	Director	February 10, 2005

* James M. Cornelius	Director	February 10, 2005

* David F. DeVoe	Director	February 10, 2005

* Charles R. Lee	Director	February 10, 2005

Signature	Title	Date

* Peter A. Lund	Director	February 10, 2005

* Haim Saban	Director	February 10, 2005

*By:	/S/ LARRY D. HUNTER
Larry D. Hunter
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	The Form of Underwriting Agreement will be filed as an exhibit to a Current Report of the Registrant and incorporated in this Registration Statement by reference.

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 22, 2003 (the “Form 8-K”)).

3.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 99.3 to the Form 8-K).

4.1	Instruments Defining the Rights of Common Stockholders (included in Exhibits 3.1 and 3.2).

*5.1	Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature pages).

*	Previously filed.